AGREEMENT AND PLAN OF MERGER

by and among

PIPELINE DATA INC.

CHARGE.COM ACQUISITION, INC.

CHARGE.COM, INC.

and

THE SHAREHOLDERS OF CHARGE.COM, INC.

July 15, 2005

EXHIBITS

Exhibit A	List of Shareholders
Exhibit B	Certificate of Merger
Exhibit C	Certificate of Incorporation
Exhibit D	Bylaws
Exhibit E	Escrow Agreement
Exhibit F	Lock Up Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Employment/Consultant Agreements
Exhibit I	Schedule of Exceptions

- i -

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of July 15, 2005 (this “Agreement”) is entered into by and among Pipeline Data Inc., a Delaware corporation (“PPDA”), Charge.com Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of PPDA (the “Purchaser”), Charge.Com, Inc., a Florida corporation (the “Company”), the shareholders of the Company as indicated on Exhibit A hereto (the “Shareholders”).

RECITALS

A.            The Company, the Shareholders, PPDA and the Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and the Purchaser pursuant to this Agreement (the “Merger”).

B.            The Board of Directors of the Company and the Shareholders have approved the Merger as required by applicable law.

C.            The Board of Directors and the sole shareholder of the Purchaser have approved the Merger as required by applicable law.

D.           For federal income tax purposes, the parties hereto intend to treat the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - THE MERGER

1.1	The Merger

Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of the Company shall cease and the Company shall be merged with and into the Purchaser (the Purchaser is sometimes referred to herein as the “Surviving Corporation”), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Florida and Delaware and other applicable law.

1.2	The Closing

The closing of the Merger pursuant to this Agreement (the “Closing”) shall take place on the date selected by PPDA, in its sole discretion, subject only to the conditions to the Closing of the Merger set forth in Articles V and VI are satisfied or waived (the “Closing Date”) and the Closing Date is not later than December 19, 2005, (the “Closing Date”), at which time all such conditions must be satisfied. The Closing shall take place at 12 noon local time at the Massachusetts offices of PPDA, or such other time or location as PPDA and the Company shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the other Related Documents (as defined in Section 2.2(b)) or otherwise.

1.3	Effective Date and Time

On the Closing Date and subject to the terms and conditions hereof, articles or certificates of merger (collectively, the “Articles of Merger”) complying with the applicable provisions of the Florida Business Corporation Act (“Florida Law”) and the Delaware Business Corporation Law (“Delaware Law”), as applicable, in substantially the form or forms attached hereto as Exhibit B, and in such form and executed in such manner as required by Florida Law and Delaware Law, as applicable, shall be delivered for filing to the Secretary of State of the State of Florida (the “Florida Secretary of State”) and the Secretary of State of the State

of Delaware (the “Delaware Secretary of State”). The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Florida Secretary of State or the Delaware Secretary of State, as the case may be, requires any changes in the Articles of Merger as a condition to its filing or to issuing its certificate to the effect that the Merger is effective, PPDA, the Purchaser, the Company and the Shareholders will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

1.4	Articles of Incorporation of the Surviving Corporation

At the Effective Time, the Articles of Incorporation of the Purchaser shall be in the form attached hereto as Exhibit C and shall be the Articles of Incorporation of the Surviving Corporation. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5	Bylaws of the Surviving Corporation

At the Effective Time, the Bylaws of the Purchaser shall be in the form attached hereto as Exhibit D and shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms, the terms of the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6	Merger Consideration; Conversion of Shares
1.6.1	Exchange Ratio

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

(b)          Each issued and outstanding share of capital stock of the Company (the “Shares”) shall be converted into the right to receive from PPDA the Per Share Merger Consideration. The “Per Share Merger Consideration” shall mean an amount equal to the Merger Consideration divided by the number of Shares. The “Merger Consideration” shall mean:

(i) the Closing Consideration (as defined in Section 1.6.1(c)(i)), plus
(ii) the Price Protection (as defined in Section 1.6.1(c)(ii))
(c)	For purposes of Section 1.6.1(b), the following shall apply:
(i)	The “Closing Consideration” shall mean:

(1)           Seven Million Five Hundred Thousand Dollars ($7,500,000) in immediately negotiable funds (the “Cash Consideration”)

(2)	Shares of restricted common stock of PPDA (the

“PPDA Common Stock”), subject to twelve (12) month lock up provisions as provided in the Lock Up Agreement in substantially the form attached hereto as Exhibit F (the “Lock Up Agreement”) to be entered into as of the Closing among PPDA and the Shareholders and to the registration rights provisions as provided in the Registration Rights Agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”) to be entered into as of the Closing among PPDA and the Shareholders, to be issued as follows:

(aa)         If the PPDA Closing Price is at least $1.00 per share, on a pre-split basis, the number of shares of PPDA Common Stock that shall be issued at the Effective Time shall be 5,500,000 shares. However, if the PPDA Closing Price (as defined hereinafter) is below $1.00 per share on a pre-split basis, the specific number of shares to be issued at the Effective Time, subject to PPDA’s right to terminate this Agreement pursuant to Section 7.1(e) hereof, shall be determined by dividing $5,500,000 by the average closing price per share of the PPDA Common Stock (the “PPDA Closing Price”) as reported on Nasdaq (or such other United States national securities exchange or United States national quotation system, such as the OTC Bulletin Board) on which the PPDA Common Stock is then listed) for the Ten Trading Days (as defined in Section 1.6.1(c)(iii) hereof) ending on the Third Trading Day prior to the Closing Date as selected by PPDA in accordance with Section 1.2 hereof, and

(bb) In consideration of the Shareholders submitting an additional 50% (approximately 66% in the aggregate as of the date hereof) of all of Company’s new merchant applications for processing by PPDA or a subsidiary thereof, as of the date of this Agreement, and the remaining 50% (approximately 33% in the aggregate as of the date hereof) within two business days after the execution of any outstanding material merchant solicitation contract of which the parties to this Agreement are currently aware or reasonably should be aware and if the PPDA Closing Price is at least $1.00 per share on a pre-split basis, PPDA shall issue an additional 500,000 shares of PPDA Common Stock to the Shareholders. However, if the PPDA Closing Price is below $1.00 per share on a pre-split basis, the specific number of additional shares to be issued shall be determined by dividing $500,000 by the PPDA Closing Price.

PPDA and the Purchaser hereby agree and acknowledge that any impact that the arrangements described in Section 1.6.1(c)(i)(2)(bb) (i.e., the transferring of business from the Company to PPDA or its affiliates prior to the Closing Date) may have on such business transferred (including, without limitation, account production numbers, revenues and profits) (a) shall specifically be excluded from the definition of “Company Adverse Effect” herein, (b) shall not constitute a material adverse effect or material adverse change for any other purpose under this Agreement and (c) shall not in and of itself cause a breach of a representation, warranty or covenant under this Agreement.

(cc)         (x) If the PPDA Closing Price is between $1.00 and $1.25 per share, on a pre-split basis, the number of additional shares (in addition to shares under clause (aa) and (bb) above) of PPDA Common Stock that shall be issued at the Effective Time shall be determined by dividing $3,500,000 by the PPDA Closing Price. (y) If the PPDA Closing Price is below $1.00 per share, on a pre-split basis, the specific number of shares (in addition to shares under clause (aa) and (bb) above) of PPDA Common Stock to be issued at the Effective Time, subject to PPDA’s right to terminate this Agreement pursuant to Section 7.1(e) hereof, shall be determined by dividing $3,500,000 by the PPDA Closing Price.. (z) If the PPDA Closing Price is greater than $1.25 per share, on a pre-split basis, then the specific number of shares (in addition to shares under clause (aa) and (bb) above) of PPDA Common Stock to be issued at the Effective Time under this clause (cc) shall be determined by dividing $3,500,000 by $1.25.

(3)           Payment by PPDA of one-half of the agency fee (up to $250,000 based on invoiced amount) to Transworld Business Brokers LLC.

(ii)          PPDA agrees to provide the following price protection on the value of the shares of PPDA Common Stock issued in accordance with Section 1.6.1 (c)(i)(2)(aa) (the “Protected Shares”) (the shares of PPDA Common Stock referenced in Sections 1.6.1 (c)(i)(2)(bb) and 1.6.1 (c)(i)(2)(cc) shall not be subject to price protection or included within the Protected Shares):

(1) If the PPDA Closing Price is less than $1.00 per

share and the shares of PPDA Common Stock do not appreciate in market value by at least 25% by the earlier of (aa) the 24-month anniversary (the “24-Month Anniversary”) of the issuance of the Protected Shares or (bb) the date (the “Registration Date”) upon which PPDA registers all of the Protected Shares for public sale in accordance with the Securities Act of 1933, as amended (the earlier of (aa) and (bb) hereinafter defined as the “Valuation Date”), then PPDA shall either (i) return to the Shareholders the domain name Charge.com in accordance with the terms of the Escrow Agreement attached hereto as Exhibit E, (ii) pay to the Shareholders in cash the difference between such 25% appreciation and the lesser market value of the Protected Shares on the Valuation Date, (iii) pay to the Shareholders in shares of PPDA common stock (each share equal to the share price on the Valuation Date) the difference between such 25% appreciation and the lesser market value of the Protected Shares on the Valuation Date, so long as the PPDA share price on the Valuation Date is equal to or more than $0.75 per share on a pre-split basis, as reported on Nasdaq or AMEX.

(2) If the PPDA Closing Price is more than $1.00 per

share and the shares of PPDA Common Stock do not appreciate in market value to at least $1.25 per share by earlier of (aa) the 24-Month Anniversary or (bb) the Registration Date, then PPDA shall either (i) return to the Shareholders the domain name Charge.com in accordance with the terms of the Escrow Agreement attached hereto Exhibit E, (ii) pay to the Shareholders in cash the difference between $1.25 per share on a pre-split basis and the market value of the Protected Shares on the Valuation Date, or (iii) pay to the Shareholders in shares of PPDA common stock (each share equal to the share price on the Valuation Date) the difference between such $1.25 per share on a pre-split basis and the market value of the Protected Shares on the Valuation Date, so long as the PPDA share price on the Valuation Date is equal to or more than $0.75 per share on a pre-split basis, as reported on Nasdaq or AMEX.

(iii)         For purposes of this Agreement, Trading Day means the day on which Nasdaq or such other exchange or quotation system is open for its normal business hours.

(d)           The number of shares of PPDA Common Stock payable as Closing Consideration and the amount of cash payable at Closing to each Shareholder is set forth on Exhibit A hereto.

(e)           The Purchaser shall pay cash to each Shareholder in lieu of any fractional share of PPDA Common Stock pursuant to Section 1.6.4.

1.6.2	Exchange of Certificates

As soon as practicable after the Effective Date, PPDA shall make available, and each Shareholder will be entitled to receive, upon surrender to PPDA of one or more certificates representing Shares for cancellation, certificates representing the number of shares of PPDA Common Stock that such Shareholder is entitled to receive at the Closing as set forth in Section 1.6.1(b)(i). The shares of PPDA Common Stock that each Shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing the Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to PPDA any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of PPDA that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither PPDA nor any other party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

1.6.3	No Fractional Shares

No certificates or scrip representing fractional shares of PPDA Common Stock shall be issued upon the surrender for exchange of certificates representing the Shares pursuant to the Merger, and no dividend, stock split or other distribution with respect to PPDA Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of each such fractional share, PPDA shall pay to the holder thereof, as soon as practicable after the Effective Date, an amount in cash equal to such fraction multiplied by the closing price per share of PPDA Common Stock on the Effective Date as reported on Nasdaq or such other United States national exchange or United States national quotation system (such as the OTC Bulletin Board) on which the PPDA Common Stock is traded. PPDA shall not engage in any recapitalization or other corporate transaction for the purpose of causing the Shareholders’ equity interest in PPDA to be reduced to a fractional interest which could be paid off in cash pursuant to this Section 1.6.3.

1.6.4	No Further Transfers

After the Effective Time, there shall be no transfers of any Shares or shares of other capital stock of the Company on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares or shares of other capital stock of the Company are presented to the Surviving Corporation, they shall be forwarded to PPDA and be canceled and exchanged in accordance with this Section 1.6.

1.7	Employment Matters

The Purchaser agrees to retain each of Greg Danzig and David Danzig pursuant to respective employment or consulting agreements in substantially the form attached hereto as Exhibit H-1 and H-2 (the “Employment/Consultant Agreements”) to be entered into as of the Closing among the Purchaser and each of Greg Danzig and David Danzig.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

The Company and each Shareholder hereby jointly and severally represent and warrant to the Purchaser and PPDA as follows in this Article II, subject to the exceptions set forth in the Schedule of Exceptions attached hereto as Exhibit I (the “Schedule of Exceptions”) (each of which exceptions (x) shall specifically identify the provision or provisions of this Article II to which such exception relates and (y) shall constitute a representation and warranty under this Article II); provided, however, that each Shareholder represents and warrants with respect to Sections 2.2(b) and (c) and 2.27 only with respect to himself.

2.1	Organization and Good Standing

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has no subsidiaries. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is qualified to do business as a foreign corporation in the jurisdictions set forth in Schedule 2.1 of the Schedule of Exceptions. There is no other jurisdiction in which the business the Company is conducting, or the operation, ownership or leasing of their respective properties, requires the Company to be qualified to do business as a foreign corporation, except where the failure to be so qualified has not resulted in, and could not reasonably be expected to result in, either individually or in the aggregate, a material adverse effect on the business, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), or condition (financial or other) of the Company (a “Company Adverse Effect”).

(b)           The Company only maintains one office at 3201 W. Commercial Boulevard, Suite 206, Fort Lauderdale, Florida 33309.

2.2	Authority and Enforceability; Good Title

(a)           The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, included but not limited to the Merger, have been duly authorized by all necessary corporate and shareholder action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

(b)          Each Shareholder is legally competent and has all requisite power and authority to enter into this Agreement and each of the agreements, certificates, instruments and documents executed or delivered (or required to be executed and delivered, as a condition to the Closing or otherwise) pursuant to the terms of this Agreement by such Shareholder (collectively, the “Related Documents”), including, without limitation, (i) the Registration Rights Agreement and (ii) the applicable Employment/Consultant Agreements with confidentiality and non-competition agreements to be entered into as of the Closing between PPDA and the Shareholders and to perform fully such Shareholder’s obligations hereunder and thereunder. This Agreement has been, and each Related Document to which each Shareholder is a party has been or will be at or prior to the Closing, duly executed and delivered by such Shareholder. This Agreement is, and each other Related Document will be upon execution and delivery thereof by a Shareholder, a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

(c)           Each Shareholder owns beneficially and of record the Shares set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and delivery by such Shareholder to the Purchaser of the certificates representing the Shares at the Closing will transfer to the Purchaser good and valid title to the Shares and the Purchaser will acquire record and beneficial ownership of the Shares, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim.

2.3	Consents and Approvals

The execution, delivery and performance of this Agreement and the Related Documents by the Company and the Shareholders (as applicable), and the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any statute, law, ordinance, rule, regulation or administrative ruling or any governmental permit, franchise or license or any injunction, judgment, order or consent or similar decree or agreement, whether federal, state, local or foreign (any of the foregoing being referred to herein as a “Law”) applicable to the Company or any Shareholder, except such violations as would not result in a Company Adverse Effect and would not have a material adverse effect on the ability of any Shareholder to consummate the transactions contemplated hereby, (b) require any consent, approval or authorization of, or the making of any declaration, filing, registration, qualification or recording with, any individual, corporation, partnership, association, trust, joint venture, unincorporated organization or other entity or any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign (“Governmental Entity” or “Person”) by or on behalf of the Company or any Shareholder, except for compliance with the applicable securities laws and the filing of all documents necessary to consummate the Merger with the Florida Secretary of State, and the Delaware Secretary of State, as the case may be, other than those that have been made or will be timely made, and except such violations as would not result in a Company Adverse Effect and would not have a material adverse effect on the ability of any Shareholder to consummate the transactions contemplated hereby, (c) result in a breach, violation or default under, an acceleration or termination of, or any other cause of action under, or create in any party a right to accelerate, terminate, modify or cancel (“Breach”), any agreement, lease, note, instrument, contract, arrangement or other restriction, encumbrance, obligation or liability to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound or to which any of their assets or rights are subject, except as set forth in

Schedule 2.3(c) of the Schedule of Exceptions and except such Breaches as shall not cause a Company Adverse Effect, (d) result in the creation of any Encumbrance (as defined in Section 2.8(b)) upon, or forfeiture of, any of the Company’s assets or rights, except such Breaches as shall not cause a Company Adverse Effect, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents or bylaws of the Company, except such Breaches as shall not cause a Company Adverse Effect, (f) invalidate or adversely affect any permit, license or authorization used in the conduct of the business of the Company, or (g) except as set forth on Schedule 2.3(g), require any severance payments, stay bonuses or other special compensation to be made by the Company. The parties hereto agree that the Company may obtain the written consents from the third parties listed in Schedule 2.3(c) by the date of Closing.     and shall not be deemed in default of this Section 2.3 by not having such consents as of the date of this Agreement.

2.4	Capitalization

The authorized capital stock of the Company consists solely of 1,000 shares of common stock, without par value per share (“Company Common Stock”), of which 500 shares are issued and outstanding. Such issued and outstanding shares of Company Common Stock constitute the Shares. All such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any preemptive or other similar rights, and are held beneficially and of record by the Shareholders. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including preemptive or similar rights), convertible or exchangeable securities or commitments or other agreements of any character which obligate or may obligate the Company to issue any additional shares of capital stock or any securities convertible into, exercisable for, exchangeable for or otherwise evidencing the right to acquire any shares of capital stock of the Company. There is no agreement or charter or bylaw provision which obligates or may obligate the Company to purchase or redeem any securities or options, warrants or other rights to acquire securities of the Company. The Company has provided the Purchaser with true and complete copies of all certificates or other documents or instruments evidencing or representing the Shares. Immediately prior to the Closing, (i) the Company will have no outstanding equity securities other than the Shares and (ii) the Company shall have no obligation to pay any dividends or other Distributions (as defined in Section 2.7(i)). There are no shareholders’ agreements, voting agreements, voting trusts or other agreements or understandings to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound relating to the voting of, giving of written consents with respect to, or the placing of any restrictions on, any shares of capital stock of the Company. None of the Shares is subject to any right of first refusal, right of first offer, co-sale right, other restriction on transfer or other agreement or obligation of any kind with respect to any sale, transfer or other disposition of such Shares. The Shares were issued in compliance with all applicable federal, state and other laws.

2.5	Financial Statements

The Company has delivered to PPDA balance sheets and statements of operations, retained earnings and cash flows of the Company (collectively, the “Financial Statements”) as of and for the fiscal years ended December 31, 2003 and 2004. The Company maintains a system of accounting and internal controls which is adequate for its business, and the Company is not aware of, and have not been advised by any independent accounting firm of, any material weaknesses or reportable conditions in its accounting or internal control systems. The Financial Statements of the Company have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position, results of operations and changes in cash flows of the Company as of the dates and for the periods indicated, subject to normal, recurring, period-end adjustments which will not be material individually or in the aggregate.

2.6	Undisclosed Liabilities

(a)           The Company has no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise) which should be reflected or reserved against under generally accepted accounting principles applicable in the relevant jurisdiction and which are not reflected or reserved against in the balance sheet of the Company dated December 31, 2004, except liabilities and obligations which are not material either individually (which the parties agree shall mean, for the purpose of this Section 2.6 only, US$10,000) or in the aggregate (which the parties agree shall mean, for the purpose of this Section 2.6 only, US$30,000) or were incurred since December 31, 2004 in the ordinary course of business. As of December 31, 2004, the Company had, and as of the Closing the Company will have, no Debt (as defined below) except as set forth in the Financial Statements.

(b)           To the Knowledge (as defined hereinafter) of the Company, there are no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise) for which the Company has been or could be held liable. For purposes of this Agreement, Knowledge means the actual present knowledge of a party hereto that is a human being and, in the case of a party hereto that is not a human being, the actual present knowledge of any director or officer of such party.

2.7	Absence of Certain Changes or Events

Except as set forth in Schedule 2.7 of the Schedule of Exceptions, the Company has not since January 1, 2005, directly or indirectly:

(a)           taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and the Related Documents) other than in the ordinary course of business, consistent with past practice;

(b)           sold, leased or licensed to others or otherwise disposed of any material amount of assets or rights (except for sales of inventory in the ordinary course of business);

(c)           entered into any contract, agreement or other binding obligation, other than this Agreement and the Related Documents, relating to (i) the purchase of any equity securities or options, warrants or other rights to acquire equity securities of any Person, (ii) the purchase of assets either material in amount or constituting a business, or (iii) any merger, consolidation or other business combination;

(d)           canceled or compromised any Debt or other material obligation owing to the Company or any claim in excess of US$10,000 individually or US$25,000 in the aggregate, waived or released any right in excess of US$10,000 individually or US$25,000 in the aggregate, or instituted, settled or agreed to settle any actual or threatened litigation, arbitration, legal proceeding, investigation or similar dispute (provided that such dollar limitations set forth in this paragraph (d) shall not apply with respect to any matter involving an affiliate or employee of the Company);

(e)           granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, or experienced any actual or threatened employee strikes, work stoppages, slow-downs or other significant or potentially significant employee relations issues;

(f)           disposed of or permitted to lapse any rights to the use of any Technology or IP Rights (as defined in Section 2.14), or disclosed to any Person or entity without obtaining an appropriate confidentiality agreement or other appropriate protections any proprietary information not theretofore a matter of public knowledge, or entered into or agreed to any sale, assignment, transfer or license of any Technology or IP Rights or any amendment or change to any existing license or other agreement relating to Technology or IP Rights, other than in the ordinary course of business;

(g)           (i) made any material change in any method of accounting or accounting practice or internal control procedure or, other than in the ordinary course of business, in its pricing, billing, payment, collection or credit policies or practices, (ii) granted any extensions of credit other than in the ordinary course of business, or (iii) failed to pay any creditor any amount owed to such creditor when due other than in the ordinary course of business in connection with bona fide claims or disputes;

(h)          made any gifts of or sold, leased, transferred or exchanged any material property or rights for less than the fair value thereof;

(i)            (i) made, declared or paid any dividend or other distribution on or in respect of any equity security of the Company; (ii) purchased, redeemed or otherwise retired any equity security of the Company; (iii) made any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Debt owing to any affiliate (as such term is defined in Section 2.17 hereof); or (iv) otherwise permitted or suffered the withdrawal by any Shareholder of cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation or dividends in the ordinary course of business and consistent with past practice (any of the foregoing matters referred to in this subsection (i) being a “Distribution”); it being understood and agreed by the parties hereto, however, that (1) all of the Company’s cash and accounts receivable remaining after the provision for all fees, costs and expenses of the Company for the month following the Closing shall be distributed to the Shareholders within sixty (60) days after the Closing, and (2) SD&P Consulting will receive cash in the Company at the Closing equal to three percent (3%) of the Closing Consideration;

(j)	incurred or otherwise become liable in respect of any Debt;

(k)           experienced any material adverse change in its relationships with employees, agents, processors, issuers, merchants, customers, distributors, or suppliers;

(l)            acquired any corporation, partnership, other business organization or division thereof;

(m)	entered into any transactions otherwise than on an arm’s-length basis;

(n)           entered into or performed any transaction with any affiliate of the Company as such term is defined in Section 2.17 hereof;

(o)           issued any equity securities or options, warrants, convertible or exchangeable securities or other rights to acquire equity securities of the Company;

(p)          made any single capital expenditure or commitment in excess of US$10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of US$25,000 for additions to property, equipment or intangible capital assets;

(q)           except for the Reseller Agreement, entered into any contract, agreement or other binding obligation to do any of the things referred to in clauses (a) through (p) above; or

(r)           experienced any event or series of events which has had or could reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect.

For purposes of this Agreement:

(1)           The term “Debt” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under or relating to letters of credit (including, without limitation, any obligation to reimburse the letter of credit issuer with respect to amounts drawn under such instruments), (iv) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business, but only to the extent that such payables or accruals are not interest-bearing), (v) under capital leases, (vi) with respect to check overdrafts, cash/book overdrafts or otherwise reflected as negative cash in financial statements of such Person, (vii) for deferred compensation, (viii) to pay any accrued dividends, (ix) constituting a stated amount or liquidation preference amount of any equity security entitled to any preference over the Company Common Stock, and (x) in the nature of Guarantees (as defined below) of the obligations described in clauses (i) through (ix) above of any other Person; and

(2)           The term “Guarantee” shall mean the guarantee of any monetary obligation, including, without limitation, (A) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (B) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (C) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

2.8	Property

(a)           Schedule 2.8(a) of the Schedule of Exceptions contains a complete and accurate list of all items of personal property with an individual value in excess of US$10,000 (excluding for this purpose the Technology and IP Rights, as defined in Section 2.14) (the “Personal Property”) owned, leased or used by the Company. The Company owns no real property. The Company has delivered to the Purchaser true and complete copies of all deeds, leases, subleases, rental agreements, notices, memoranda or short forms of leases and related tenant estoppel certificates, subordination agreements, nondisturbance agreements, contracts of sale, tenancies, easements, licenses, certificates of title or other evidence of the Company’s rights in and to all or any portion of the Personal Property, all of which are listed in Schedule 2.8(a) of the Schedule of Exceptions.

(b)           The Company has good and marketable title to, or, in the case of property held under lease or other contractual obligation, a valid and enforceable right to use under an enforceable lease or license, all of its properties, rights and assets, whether real or personal and whether tangible or intangible (including the Personal Property but excluding Intellectual Property) used or useful in the conduct of the business of the Company as currently conducted, including, without limitation, all properties, rights and assets reflected in the balance sheet of the Company dated December 31, 2004 included in the Financial Statements (except as sold or otherwise disposed of since such date in the ordinary course of business), free and clear of any and all liens, encumbrances, security interests, pledges, adverse claims, restrictions, covenants, leases, remainders or other adverse interests of any kind, other than liens that do not detract from the value of property subject thereto or impair the operations of the Company (“Encumbrances”).

(c)           Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject, is valid and in full force and effect, the Company has complied in all material respects with its obligations thereunder, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder in any material respect, nor is there any event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

(d)           All Personal Property is in good working order, operating condition and state of repair, ordinary wear and tear excepted.

2.9	Compliance With Laws

The Company has at all times complied and is currently in compliance with all Laws applicable to the Company, its business and the properties owned, leased or used by the Company, including, without limitation, all Laws relating to intellectual property protection, antitrust matters, environmental protection, equal employment opportunity, pension and employee benefit matters, securities and investor protection matters and labor and employment matters, except as has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect. The Company has not received notification of any unasserted present or past unremedied material failure to comply with any Laws. The manner in which the Company has packaged, shipped, advertised, labeled, distributed and sold its products complies in all material respects with all applicable Laws pertaining thereto.

2.10	Material Contracts

Schedule 2.10 of the Schedule of Exceptions contains a complete and accurate list of all of the following contracts, agreements, instruments and arrangements to which the Company is a party (a true and complete copy of each of which has been delivered by the Company to the Purchaser) (the “Material Contracts”):

(a)           All collective bargaining agreements and other labor agreements; all employment, consulting, independent contractor and work made for hire agreements, all Plans (as defined in Section 2.13(a)) and all other plans, agreements, arrangements or practices which constitute or specify compensation or benefits to any of the directors, officers, employees, consultants or independent contractors of the Company;

(b)           All contracts, agreements and similar obligations under which the Company is or may become obligated to pay any legal, accounting, brokerage, finder’s or similar fees or expenses in connection with, or to incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

(c)           All contracts, agreements and similar obligations under which the Company is or will after the Closing be (i) restricted from carrying on any business or other activities anywhere in the world or (ii) bound to participate in any allocation or sharing of Taxes (as defined in Section 2.12);

(d)           All contracts, agreements and similar obligations (including, without limitation, options) to (i) sell or otherwise dispose of any assets or rights of the Company except in the ordinary course of business or (ii) purchase or otherwise acquire any material assets or rights except in the ordinary course of business;

(e)           All contracts, agreements and similar obligations under which the Company has or will after the Closing have any liability or obligation to or for the benefit of any Affiliate (as defined in Section 2.17 hereof) of the Company;

(f)           All contracts, agreements and similar obligations under which the Company has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company (including, without limitation, partnership and joint venture agreements);

(g)           All contracts, agreements and similar obligations under which the Company may become obligated to pay any amount in excess of US$10,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets other than sales of inventory in the ordinary course of business, (ii) acquisition or disposition of securities, (iii) assumption of liabilities or warranty, (iv) settlement of claims, (v) merger, consolidation or other business combination, or (vi) any series or group of related transactions or events of a type specified in subclauses (i) through (v);

(h)           All license agreements, royalty agreements, software development agreements, joint venture agreements, distribution agreements, reseller agreements, supply agreements, manufacturing agreements, other agreements relating to Technology or IP Rights or pursuant to which the Company has granted rights or permission to use Technology or IP Rights of the Company, and similar commercial arrangements;

(i)	All contracts with Governmental Entities;

(j)           Each other contract, agreement, instrument, arrangement, commitment or obligation the unremedied breach of which could reasonably be expected to have a Company Adverse Effect;

(k)	All contracts with merchants, processors, suppliers, card companies.

All such Material Contracts are valid, binding and in full force and effect, the Company and, to the Company’s Knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default of any material provision thereunder, nor has there occurred any event or circumstance which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Company or, to the

Company’s Knowledge, any other party thereto or give to any other party thereto the right to terminate or modify in any material respect any such Material Contract. The Company has not received written notice that any party to any such Material Contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

Except as provided in this Agreement, there is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of Company or requiring any payments of other distributions based on such profits, revenues or cash flows.

2.11	Claims and Legal Proceedings

There are no filed claims, actions, suits, arbitrations, proceedings or, to the Company’s Knowledge, unfiled claims or investigations (“Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any Shareholder before or by any Governmental Entity or any nongovernmental department, commission, board, bureau, agency or instrumentality or any other body. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any Shareholder which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. There are no outstanding or unsatisfied judgments, orders, decrees, stipulations or settlements to which the Company or any Shareholder is a party or by which the Company or any Shareholder is otherwise bound which imposes any material obligation on the Company. To the Knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exists which would constitute a valid basis for the assertion by any third party of any claim or Action against any party which could reasonably be expected to have a Company Adverse Effect. There is no outstanding or, to the Knowledge of the Company, threatened judgment, injunction, order or consent or similar decree or agreement of any Governmental Entity against or naming the Company or any Shareholder or naming any of their respective properties, rights or assets that materially affects the Company or its assets or operations. There are no Actions which have been settled or resolved by litigation or arbitration within the last three years.

2.12	Taxes

(a)           (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been or will be filed on a timely basis with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; and (iv) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Governmental Entities all amounts required to be so withheld and paid over for all periods under all applicable laws. There are no tax liens on any of the Company’s property or assets other than liens for current property taxes not yet payable.

(b)           All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service (the “IRS”) or any other Governmental Entity of the federal, foreign, state and local Tax Returns of or covering the Company have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Governmental Entity against the Company, there are no audits or investigations by any Governmental Entity in progress (of which the Company has received notice) or, to the knowledge of the Company, pending.

(c)           Neither the Company nor any other Person on behalf of the Company: (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (and has filed a Form 3115) or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the

Company or has notice that a Governmental Entity has proposed any such adjustment or change in accounting method.

(d)           The Company has made available to PPDA complete and correct copies of all Tax Returns of the Company, except for Tax Returns (i) for which the statutes of limitation have expired or (ii) not yet due. No claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return.

(e)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

(f)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code.

(g)           The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

(h)           The unpaid taxes of the Company (i) did not, as of December 31, 2004, exceed the reserve for tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the consolidated balance sheet of the Company dated December 31, 2004 and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

(i)            All transactions between the Company and the Shareholders have, for Tax purposes, been at arm’s-length and commercially reasonable.

As used in this Agreement, the following terms shall have the following meanings:

“Taxes” means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties, and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59(a) of the Code) or the windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax.

“Tax Returns” means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.13	Employee Benefit Plans

(a)           Identification. Schedule 2.13 of the Schedule of Exceptions contains a complete and accurate list of all employee benefit plans, programs, policies, commitments and other arrangements (whether or not set forth in a written document), including, but not limited to, all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are maintained by or on behalf of the Company or any Subsidiary, that provide benefits or compensation to (or for the benefit of) any active, former or retired employee, director, agent or independent contractor of the Company or any Subsidiary or their spouses or dependents or with respect to which the Company or any Subsidiary has (or could have) any actual or potential liability (individually, a “Plan” and collectively, the

“Plans”). With respect to each Plan, the Company has furnished to PPDA a copy of each Plan (and all amendments thereto) and copies of all related Plan documents (including, but not limited to, any trust agreements, insurance policies and contracts, administrative or investment services agreements and summary plan descriptions) and, where applicable, the most recent IRS determination letter issued with respect to such Plan, the Forms 5500 filed with respect to such Plan for the last three Plan years and all similar items required by applicable foreign law.

(b)          Legal Compliance. Each Plan has been maintained, operated and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including but not limited to, ERISA, COBRA, the Code and any similar foreign laws. Any Plan that is intended to be qualified under Section 401(a) of the Code or any similar foreign law is the subject of an unrevoked favorable determination letter as to its qualified status from the IRS or similar foreign governmental authority, and nothing has occurred since the date of the most recent such letter issued with respect to each such Plan that could serve as the basis for the IRS or similar foreign governmental authority to revoke such letter or cause such Plan to lose its qualified status. Nothing has occurred, or is expected by the Company or any of its officers to occur, that has subjected or could subject the Company, any Subsidiary or any officer or director of the Company or any Subsidiary to any tax, penalty or other liability or expense under Chapter 43 of Subtitle D of the Code, Title I of ERISA, or any similar foreign law, except for any such taxes, penalties, liabilities or expenses as are not material either individually (which the parties agree shall mean, for purposes of this Section 2.13 only, at least US$10,000) or in the aggregate (which the parties agree shall mean, for purposes of this Section 2.13 only, at least US$25,000). None of the Company, any Subsidiary or any corporation, trade or business with which the Company or any Subsidiary is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any similar foreign law applicable thereto maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to), any employee benefit plan that is covered by Section 302 or Title IV of ERISA, Section 412 of the Code or any similar foreign law or that is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any similar foreign law. None of the Company, any Subsidiary or any Plan has any obligation to provide or contribute toward the cost of any health or other welfare benefits, within the meaning of Section 3(1) of ERISA, with respect to any current, former or retired employee after such current, former or retired employee’s retirement or other termination of employment, except for such benefits that are mandated by Section 4980B(f) of the Code or Part 6 of Subtitle B of Title I of ERISA and except for any such obligations as could not give rise to any liabilities or expenses to the Company, the Subsidiaries or the Plans that are material either individually or in the aggregate. Neither the Company nor any Subsidiary has (or could have) any actual or potential liability with respect to any employee benefit plans, programs, policies, commitments or arrangements maintained by or on behalf of any other person or entity, except for liabilities that are not material either individually or in the aggregate. No claim, suit, administrative proceeding, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the best knowledge of the Company and each of its officers, is contemplated or threatened, against or with respect to any such Plan, including, but not limited to, any audit, investigation or inquiry by the IRS, United States Department of Labor or any similar foreign governmental authority.

(c)           Contributions and Costs. All contributions, reserves or premium payments required to have been made or accrued as of the date hereof to the Plans have been timely and properly made or accrued, as applicable. Nothing has occurred since December 31, 2004 that would increase the expense of maintaining the Plans above the level of expense incurred with respect thereto for such fiscal year, except for any increases that are not material either individually or in the aggregate. The Company or a Subsidiary can terminate each Plan at any time and for any reason without material cost or liability to the Company or the Subsidiary.

(d)           Consequences of Transaction. Except as set forth on Schedule 2.13 of the Schedule of Exceptions, neither the execution or delivery of this Agreement or any related agreement by the Company or any Subsidiary, nor the consummation of any transaction contemplated by this Agreement or any related agreement, will result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company to any current, former or retired officer, employee, director, agent or independent contractor thereof or to the trustee under any “rabbi trust” or similar arrangement or (ii) benefit under any Plan being established or becoming accelerated, vested or payable, except for any such payments or benefits as are not material either individually or in the aggregate.

2.14	Intellectual Property

(a)           Company Technology. The Company owns or licenses all right, title and interest in and to the following (collectively, the “Technology”), which to the Company’s Knowledge is free and clear of any Encumbrances:

(i)            all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the operation of its business.

(b)           Trademarks and Other Identifiers. Schedule 2.14(b) of the Schedule of Exceptions sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers used by the Company to identify its business (the “Marks”). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred in the United States by use of the Marks in connection with the Company’s business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

(c)           Intellectual Property Rights. Schedule 2.14(c) of the Schedule of Exceptions sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the “IP Registrations”) associated with the Company Technology and the Marks. The Company owns or licenses all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, if any, together with any other rights in or to any, copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) associated with the Company Technology and the Marks (collectively, the “IP Rights”).

(d)           Maintenance of Rights. Except as set forth in Schedule 2.14(d) of the Schedule of Exceptions and except for rights granted in the licensing and sale of the Company’s services (including promotional distribution) in the ordinary course of business (all of which rights that are currently in effect other than end user licenses are listed in Schedule 2.10 of the Schedule of Exceptions), the Company has not granted to any other Person or entity any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company, except pursuant to reasonably prudent safeguards, (x) no third party has received any confidential information relating to the Technology or the IP Rights, (y) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

(e)           Third Party Infringement. The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company’s ownership or rights in the Company Technology or the IP Rights or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto. All IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on its use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any IP Rights. To the knowledge of the Company, no other Person or entity is infringing in any material respect on any part of the IP Rights or otherwise making unauthorized use of the Company Technology.

(f)           Infringement by the Company. Except as set forth in Schedule 2.14(f) of the Schedule of Exceptions, (i) to the Knowledge of the Company, the use of any of the Technology in the Company’s business does not and will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other Person or entity, and there have been no claims made with respect thereto, (ii) to the best of the Company’s Knowledge, the use of any of the Marks in the Company’s business will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any trademark) held by any other Person or entity, and there have been no claims made with respect thereto; and (iii) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement of third party intellectual property rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or suggesting that any other entity has any claim of infringement with respect thereto.

(g)           Domain Names. The Company has, and after the Closing the Purchaser will have, valid registrations and all material rights conferred by the relevant Internet domain name registry with respect to all Internet domain names which are currently used by the Company in its business as set forth in Schedule 2.14(g) of the Schedule of Exceptions.

2.15	Labor and Employment Matters

There are no labor disputes, material employee grievances or disciplinary actions pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its present or former employees. The Company has complied in all material respects with all provisions of Law relating to employment and employment practices, terms and conditions of employment, wages and hours and similar matters, including, without limitation, classification of personnel as employees or independent contractors, except for such non-compliance and practice which does not have, and in the future is not reasonably likely to have, a Company Adverse Effect. The Company is not engaged in any unfair labor practice and has no liability in excess of US$10,000 in the aggregate for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of Law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other material labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no Knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. Each employee, officer and consultant of the Company and Rachel Danzig has executed a confidentiality non-competition agreement in the form provided to Purchaser. To the Company’s Knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation. The Company has no obligation or liability for severance or back pay owed through or by virtue of the Closing. The Company is not a party to any employment agreement or other agreement relating to the provision of executive or management services. The Company has provided to the Purchaser a true and complete list of all employees, consultants and independent contractors of the Company who are individuals or are wholly owned by an individual and the total compensation (cash and otherwise) paid to each by the Company for fiscal 2003.

2.16	Insurance

The Company maintains valid insurance policies which provide adequate coverage, based on industry practices in the relevant geographic location, both in terms of scope and amount of coverage, for the Company and its operations. There are no pending material claims against such insurance by the Company or its Affiliates (as defined in Section 2.17 hereof) as to which the applicable insurers have denied or disputed coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Company or its Affiliates (as defined in Section 2.17 hereof). During the past two years, the Company has not been refused any insurance coverage by any insurer from which the Company has sought coverage.

2.17	Related Party Transactions

No Shareholder, officer, director or Affiliate (as defined below) of the Company (“Related Party”) has any interest (other than as a Shareholder of the Company) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the Company’s business, or (b) in any agreement, contract, arrangement or obligation relating to the Company or its present or prospective business or operations. Except as set forth in this Agreement or in the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any Related Party. Neither the Company nor any Related Party has any interest, either directly or indirectly, in any entity, including, without limitation, any corporation, limited liability company, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that (a) provides any services, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (b) is a licensor, licensee, reseller, distributor, supplier, creditor or other third party contractor of the Company; or (c) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of the Company’s business. As used in this Agreement, the term “Affiliate” when used with reference to any person or entity (the “Subject”) means any person or entity controlling, controlled by or under common control with the Subject and does not include the Company’s “affiliate network” of Internet users who refer merchants to the Company on an at will basis in exchange for payment.

2.18	Financial Advisors

Other than Transworld Business Brokers LLC, no Person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Company or any Shareholder in connection with the negotiations relating to or the transactions contemplated by this Agreement, and no Person or entity is entitled to any fee or commission or like payment, or expense reimbursement, as a broker, finder or financial advisor in respect of this Agreement or any of the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made by or on behalf of the Company or any Shareholder. Other than to Transworld Business Brokers LLC, the Company will not have any liability to any other party for any topping fee, breakup or termination fee or similar fee or other payment or obligation resulting from the execution and delivery of this Agreement or from the consummation of the transactions contemplated hereby.

2.19	Corporate Books and Records

The Company has furnished to Purchaser or its representatives for their examination true and complete copies of (a) the charter or formation documents of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company. Such minutes reflect all shareholder meetings, Board of Directors meetings and meetings of all committees of the Board of Directors of the Company and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since inception.

2.20	Permits

The Company has received all currently required approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Entities, except as have not had, and could not reasonably be expected to have, a Company Adverse Effect. The Company has not received any written notifications of any asserted present failure by it to have obtained any such approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

2.21	Absence of Questionable Payments

Neither the Company nor any shareholder, director, officer, employee or, to the Company’s Knowledge, agent or other Person or entity acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current shareholder, director, officer, employee or, to the Company’s Knowledge, agent or other Person or entity acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and Laws addressing similar issues and all foreign Laws relating to prevention of corrupt practices and similar matters.

2.22	Bank Accounts

Schedule 2.22 of the Schedule of Exceptions sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.23	Compliance With Environmental Laws

Neither the Company nor, to the Company’s Knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing (“Storage-Related Activity”), other than a Storage-Related Activity that does not have a Company Adverse Effect. There have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, any real property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company’s Knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any Law (“Release”), other than a Release that does not have a Company Adverse Effect or, solely in the case of real property leased by the Company, a Release not known to the Company by a tenant not affiliated with the Company.

2.24	Customers and Suppliers

At the Closing, the Company will provide PPDA with a complete and accurate list of the customers/merchants of the Company during the fiscal year last ended showing the approximate total revenue by the Company to each such customer during the fiscal year last ended.               The Company has no reasonable basis to expect any material modification to its relationship with any such customer/merchant, which would have a Company Adverse Effect.

2.25	Accounts Receivable

All accounts receivable of the Company reflected in the balance sheet of the Company dated December 31, 2004 represent revenue actually made in the ordinary course of business. Except as described in Schedule 2.25 of the Schedule of Exceptions, the bad debt reserves reflected in the consolidated balance sheet of the Company dated December 31, 2004 are appropriate under generally accepted accounting principles in the relevant jurisdiction.

2.26	Securities Act Matters

Each Shareholder hereby acknowledges, represents and warrants to PPDA and the Purchaser only with respect to himself as follows:

(a)           Ability to Bear Risk. The Shareholder is in a financial position to hold the PPDA Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the PPDA Common Stock. The Shareholder acknowledges that an investment in the PPDA Common Stock involves a high degree of risk.

(b)           Information. The Shareholder acknowledges that he has had the opportunity to review to his satisfaction all publicly available filings and reports of PPDA filed with the Securities and Exchange Commission. The Shareholder has been given access to full and complete information regarding PPDA and the Company, including, in particular, the current respective financial conditions of PPDA and the Company and the risks associated therewith, and has utilized such access to his satisfaction for the purpose of obtaining information about PPDA and the Company. The Shareholder has conducted his own due diligence investigation of PPDA and its business and analysis of the merits and risks of an investment in the PPDA

Common Stock being acquired pursuant to this Agreement and is not relying on anyone else’s investigation or analysis of PPDA or its business or the merits and risks of an investment in the PPDA Common Stock, other than professionals, if any, employed specifically by him to assist him.

(c)           Professional Advice. The Shareholder has obtained, to the extent that he deems necessary, his own professional advice with respect to the risks inherent in acquiring the PPDA Common Stock, the condition of PPDA and the suitability of his investment in the PPDA Common Stock in light of his financial condition and investment needs.

(d)           Sophistication; Accreditation. The Shareholder, either alone or with the assistance of his professional advisors, is a sophisticated investor, is able to fend for himself in the transactions contemplated by this Agreement relating to the PPDA Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the PPDA Common Stock. The Shareholder is an “accredited investor” as defined in Regulation D under the 1933 Act.

(e)           Acquisition Entirely for Own Account. The PPDA Common Stock is being acquired by the Shareholder for investment for his account, not as a nominee or agent, and not with a view to the distribution of any part thereof; the Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the PPDA Common Stock in a manner contrary to the 1933 Act or to any applicable state securities or Blue Sky law, nor does the Shareholder have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or to any third person with respect to any of the shares of PPDA Common Stock.

(f)           Restricted Securities. The Shareholder acknowledges that the PPDA Common Stock has not been and will not prior to issuance be registered under the 1933 Act and that the PPDA Common Stock is characterized under the 1933 Act as “restricted securities” and, therefore, cannot be sold or transferred unless such sale or transfer is registered under the 1933 Act or an exemption from such registration is available. The financial condition of the Shareholder is such that it is not likely that it will be necessary to dispose of any of the PPDA Common Stock in the foreseeable future. In this connection, the Shareholder represents that he is familiar with Rule 144 under the 1933 Act as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Shareholder has been advised that the PPDA Common Stock is being issued under this Agreement pursuant to exemptions from applicable federal and state securities laws, and that PPDA’s reliance upon such exemptions is predicated in part upon the Shareholder’s representations contained herein.

(g)           Further Limitations on Disposition. Without in any way limiting the representations set forth herein, the Shareholder further agrees not to make any disposition of all or any portion of the PPDA Common Stock unless and until:

(i)            There is in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)          (A) the Shareholder shall have notified PPDA of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Purchaser, the Shareholder shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the 1933 Act; or

(iii)         PPDA shall be satisfied that such proposed disposition complies in all respects with Rule 144, Rule 144A, Rule 145 or Regulation S under the 1933 Act or any successor rule providing a safe harbor for such disposition without registration.

(h)           Residency. For purposes of the application of state securities laws, the Shareholder is a resident of the jurisdiction specified on Exhibit A hereto.

(i)           Legend. It is understood that the certificates evidencing the PPDA Common Stock may bear the following or a comparable legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving such securities, (ii) this corporation receives an opinion of legal counsel for the holder of the securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

When the PPDA Common Stock is freely tradable under Rule 144, such legend will be removed at the request of the holder.

2.27	Confidentiality

Since entering into that certain Letter of Intent dated March 1, 2005 among PPDA, the Company, the Shareholders and Rachel Danzig, the Company and its Affiliates or representatives have not distributed any confidential information regarding the Company in connection with a proposal for the sale of the Company, other than to PPDA and the advisors of the Company, the Shareholders and Rachel Danzig, including Peter Berg and Transworld Business Brokers.

2.28	Full Disclosure

This Agreement (including the Schedule of Exceptions and the attachments thereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or in the Schedule of Exceptions (and the attachments thereto), in light of the circumstances under which they were made, not misleading.

2.29	No Shorting

The Company, each of the Shareholders, the immediate family members of the Shareholders and any of its affiliates has not, will not and will not cause any person or entity to directly or indirectly engage in “short sales” of PPDA’s Common Stock until the Valuation Date..

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PPDA AND THE PURCHASER

PPDA and the Purchaser hereby represent and warrant to the Company and the Shareholders as follows in this Article III:

3.1	Organization and Good Standing

PPDA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.

3.2	Authority and Enforceability

PPDA and the Purchaser have all requisite power and authority to execute and deliver this Agreement and any of the Related Documents to which PPDA or the Purchaser is a party and to perform fully their obligations hereunder and thereunder. The execution and delivery of this Agreement and any such Related Documents to which PPDA or the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the PPDA and Purchaser. This Agreement has been, and any such Related Documents to which PPDA or the Purchaser is a party will be at the Closing, duly executed and delivered by PPDA and the Purchaser, as applicable and this

Agreement constitutes, and upon execution and delivery thereof at the Closing each such Related Document to which PPDA or the Purchaser is a party will constitute, a legal, valid and binding obligation of PPDA or the Purchaser, enforceable against PPDA or the Purchaser in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

3.3	Consents and Approvals

The execution, delivery and performance of this Agreement by PPDA and the Purchaser, and the consummation by PPDA and the Purchaser of the transactions contemplated hereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any Law applicable to PPDA or the Purchaser, except such violations as would not result in a material adverse effect to PPDA or the Purchaser and would not have a material adverse effect on the ability of PPDA or the Purchaser to consummate the transactions contemplated hereby, (b) require any consent, approval or authorization of, or the making of any declaration, filing, registration, qualification or recording with, any Person by or on behalf of PPDA or the Purchaser, except for compliance with the applicable securities laws and the filing of all documents necessary to consummate the Merger with the Florida Secretary of State and the Delaware Secretary of State, as the case may be, or (c) conflict with or result in a breach of or constitute a default under any provision of the charter documents or bylaws of PPDA or the Purchaser or of any material agreement to which PPDA or the Purchaser is a party.

3.4	Capitalization

As of the date of this Agreement, PPDA’s authorized capital stock consists of 95,000,000 shares of PPDA Common Stock, of which 26,102,022 shares were issued and outstanding on December 31, 2004, and 5,000,000 shares of preferred stock, par value US$0.01 per share, of which no shares are issued and outstanding. As of the date of this Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to purchase or acquire from PPDA any shares of its capital stock, except for the rights referenced in the SEC Reports (as hereinafter defined), those rights created by this Agreement or pursuant to PPDA’s employee stock option plans, earn-in stock issuances and bonuses to MacAllister Smith, conversion rights underlying a $6,000,000 loan from the Laurus Master Fund and warrants to purchase a maximum of 1,450,000 shares of common stock of PPDA issued pursuant to the Laurus loan facility, and similar arrangements, and outstanding rights underlying the Northern Merchant Services, Inc. and Securepay.com, Inc. acquisitions, such Securepay.com, Inc. rights having been re-evaluated by the Company. All outstanding shares of PPDA Common Stock are duly authorized, validly issued, fully paid and nonassessable. At the Closing, the shares constituting the Closing Consideration and will be duly authorized, validly issued, fully paid and nonassessable, and such shares have been reserved by PPDA for issuance pursuant to this Agreement.

3.5	Full Disclosure

The reports and statements filed by PPDA with the Securities and Exchange Commission pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “SEC Reports”), do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.6	Financial Statements

The audited consolidated financial statements of PPDA contained or incorporated in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on the consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly PPDA’s consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements contained or incorporated in PPDA’s SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of PPDA’s consolidated financial condition and results of operations for such periods.

3.7	Controls and Procedures

PPDA maintains “disclosure controls and procedures” within the meaning of Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) adequate to ensure that information required to be disclosed by PPDA in the SEC Reports is recorded, processed, summarized and reported, within the time period specified in the SEC’s rules and forms and such that (i) each SEC Report fully complies with the requirements of Section 13(a) or 15(d) of the 1934 Act and (ii) the information contained in each SEC Report fairly presents, in all material respects, the financial condition, results of operations and cash flows of PPDA as of and for the periods presented in such SEC Report. In the process of conducting the reviews required by Rule 13a-15(f), management of PPDA has not become aware of any (i) significant deficiencies or material weaknesses in the design or operation of PPDA’s internal controls (within the meaning of Rule 13a-15(f) of the 1934 Act) or PPDA’s disclosure controls and procedures which are reasonably likely to adversely affect PPDA’s ability to record, process and summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PPDA’s internal controls over financial reporting.

3.8	Absence of Undisclosed Liabilities

Except as disclosed in the SEC Reports, PPDA does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the latest balance sheet of PPDA filed with the SEC Reports other than liabilities, obligations and contingencies that (i) were incurred after the date of such balance sheet in the ordinary course of business or (ii) would not, in the aggregate, have a material adverse effect on the business, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition, financial or other) of PPDA.

3.9	Listing of PPDA Common Stock

At the earlier of the Closing Date or December 30, 2005, PPDA shall have received an unqualified written approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Common Stock on the Nasdaq Small Cap Market or AMEX, and thereafter will use its best efforts to list the PPDA Common Stock on the Nasdaq Small Cap Market or AMRX, as applicable.

ARTICLE IV - COVENANTS

4.1	Tax Matters

(a)           The Purchaser, the Company and the Shareholders shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, investigation, litigation or other Action with respect to Taxes that may be instituted after the Closing. The Purchaser, the Company and the Shareholders shall use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser, the Company or the Shareholders, any extensions thereof) and shall provide any such records to the other party as may be reasonably requested.

(b)           All transfer, real estate excise, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest but excluding any such taxes or fees directly attributable to the issuance of PPDA Common Stock to the Shareholders) incurred in connection with the transactions contemplated by this Agreement and which are required under applicable law to be paid by the

Shareholders shall be paid by each Shareholder when due, and each such Shareholder shall, at his or her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser shall join in the execution of any such Tax Returns and other documentation.

(c)           Neither PPDA or the Purchaser shall make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Shareholders arising out of the structure or terms of this Agreement (including, without limitation, the qualification or failure of the purchase and sale of the Shares to qualify as a reorganization under Section 368 of the Code), or the negotiation or consummation hereof. Each of the Shareholders has consulted with his or her own tax advisor in such matters and is solely responsible for any such Tax consequences.

4.2	Public Announcements

PPDA and the Shareholders will make joint announcements to the public regarding this Agreement at such time as PPDA and the Shareholders holding a majority of the Shares immediately prior to the Closing shall agree. Each party will consult in advance with the other concerning the timing and content of any other announcements, press releases or public statements concerning the purchase and sale of the Shares and will not make any such announcement, release or statement without the other’s consent; provided, however, that PPDA may make any public statement concerning the purchase and sale of the Shares without the consent of the Shareholders holding a majority of the Shares immediately prior to the Closing, after it has used reasonable efforts to obtain the consent of the Shareholders holding a majority of the Shares immediately prior to the Closing if, in the opinion of counsel for PPDA, such statement or announcement is required or advisable to comply with applicable law.

4.3	Conduct of Business by the Company Pending the Merger

(a)           From the date hereof until the Effective Time, unless PPDA shall otherwise agree or as otherwise contemplated by this Agreement and the Company will continue to conduct its business and will use its best efforts to maintain its business relationships in the ordinary and usual course and will not, without PPDA’s prior written consent:

(i)            enter into any transaction not in the ordinary course of its business and consistent with past practice;

(ii)           dispose of any of its assets except in the ordinary course of business and consistent with past practice;

(iv)          grant to any officer, employee or consultant any change in compensation in any form, including bonuses, or any severance or termination pay or enter into or vary the terms of any employment or consulting agreement with any such person;

(v)           fail to withhold or remit with respect to all employees all employment taxes to the extent required by applicable law;

(vi)	make any change in accounting methods or practices;

(vii)         declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any of its capital stock;

(viii)       amend or terminate any material contract, agreement or license to which it is a party;

(ix)         lend any amount to any Person, other than advances for travel and expenses or customer accounts receivable that are incurred in the ordinary course of business and consistent with past practice;

(x)	guarantee or act as a surety for any obligation;

(xi)	waive or release any material right or claim;

(xii)         split or combine any outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(xiii)	merge, consolidate or reorganize with, or acquire, any entity;

(xiv)        amend its Articles of Incorporation or Bylaws or, in the case of a Subsidiary, amend a similar charter document;

(xv)         agree to any audit assessment by any tax authority or file any federal or state income or franchise Tax Return, unless copies of such Tax Returns have been delivered to PPDA for its review prior to filing;

(xvi)        change any insurance coverage other than with respect to renewals of existing coverage, or issue any certificates of insurance; or

(xvii)       agree to do any of the things described in the preceding Sections 4.3(a)(i) through 4.3(a)(xvii);

(b)           Prior to the Effective Time, the Company shall use its reasonable best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, merchants, customers, processors and key employees; and

(c)           The Company shall promptly notify PPDA of any change that has a Company Adverse Affect.

4.4	Access and Information

The Company shall afford PPDA and PPDA’s accountants, counsel and other representatives full access during normal business hours upon reasonable request and advance notice throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns), and, during such period, the Company shall furnish promptly to PPDA all information concerning its business, properties and personnel as PPDA may reasonably request; provided, however, that no investigation pursuant to this Section 4.4 shall affect any representations or warranties made herein (which representations and warranties shall be limited to the information expressly identified in this Agreement and the Exhibits hereto and shall not apply to any other information disclosed pursuant to this Section 4.4) or the conditions to the obligations of PPDA and the Purchaser to consummate the Merger. In the event the transactions contemplated hereby do not close for any reason, PPDA and the Purchaser agree to return all documents delivered by the Company and any copies thereof and to keep all information contained therein confidential and not to disclose or divulge any such information. The penultimate sentence of this Section 4.4 shall survive the expiration or termination of this Agreement.

4.5	Advice of Claims

From the date of this Agreement to and including the Closing Date, each of the parties hereto will promptly advise the other parties hereto in writing of the commencement or overt threat of any Actions against or affecting such party of which such party has Knowledge.

4.6	Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement, including, without limitation, the obtaining of the financing to fund the Closing Consideration as described in Section 1.6.1(c)(i) herein and the obtaining of the unqualified written approval of Nasdaq or AMEX, as applicable, for the listing of the PDPA Common Stock on the Nasdaq Small Cap Market or AMEX. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing. At the Closing, each applicable party will execute the Employment/Consulting Agreements, the Escrow Agreement, the Registration Rights Agreement and the Lockup Agreement, each in the form attached hereto as an exhibit to this Agreement, subject to any modifications to the Escrow Agreement reasonably requested by the Escrow Agent with respect to its obligations under the Escrow Agreement that do not impact the right of the parties to demand the release of the property subject to escrow thereunder, which modifications are acceptable to each party acting with commercially reasonable discretion. The Escrow Agent shall be reasonably acceptable to each party, acting with commercially reasonable discretion.

4.7	Payment of Shortage

The Company believes that iPayment, Inc. (“iPayment”) and AccessPoint (also known as Processing Source International) (“AccessPoint”) owe an unspecified amount of money to the Company because iPayment and Access Point have not paid the Company in full for activity on approximately 600 merchants accounts (the “Shortage”). Subsequent to the Closing, if and when iPayment and/or Access Point make any Shortage payments for amounts owed to the Company up to the date of the Closing to PPDA, the Purchaser or their assigns, which are specifically identified in writing as such by iPayment or Access Point, as the case may be, then PPDA, the Purchaser, or the respective assigns, as the case may be, shall transmit an equal amount such funds, within thirty (30) days of receipt, to Gregory Danzig and David Danzig.

4.8	Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties (provided such request does not require significant cost or expense), will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement, including, but not limited to, the delivery for filing of the Articles of Merger to the Florida Secretary of State and the Delaware Secretary of State, as the case may be, by each party hereto, and to vest in the Surviving Corporation full title to all properties, assets and rights of the Company.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE PURCHASER AND PPDA

The obligations of PPDA and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by PPDA:

5.1	Accuracy of Representations and Warranties

The representations and warranties of the Company and each Shareholder contained herein (including applicable Exhibits or Schedules of the Schedule of Exceptions) and in the other Related Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

5.2	Performance of Agreements

The Company and the Shareholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Related Document to be performed and complied with by them at or prior to the Closing.

5.3	Shareholder Approval

The Shareholders shall have duly and validly approved the Merger by a vote or written consent in accordance with Florida law.

5.4	Consents to Merger

PPDA shall have received from the Company duly executed copies of all consents, approvals or authorizations of or from any Person that may be required under the terms of any contract, agreement or other instrument for or as a result of the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to PPDA.

5.5	Compliance Certificates; Resolutions

PPDA shall have received a certificate of the President of the Company, and of each Shareholder, dated the Closing Date, in form and substance satisfactory to PPDA, certifying that the conditions to the obligations of PPDA and the Purchaser have been fulfilled. PPDA shall have received a certificate of the Secretary of the Company listing each officer and director of the Company and providing signature specimens.

5.6	Registration Rights Agreement

Each of the Shareholders shall have executed and delivered the Registration Rights Agreement.

5.7	Employment/Consultant Agreements

Each of the Shareholders shall have executed and delivered his or her respective Employment/Consultant Agreement.

5.8	Confidentiality, Noncompetition Agreements

Each of the Shareholders shall have executed and delivered his or her respective Confidentiality, Noncompetition Agreement or agreements with covenants regarding confidentiality and noncompetition ..

5.9	Receipt of Financing

PPDA shall have received $7.5 million of financing for the consummation of the transactions contemplated by this Agreement.

5.10	Listing

PPDA shall have received an unqualified written approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Common Stock on the Nasdaq Small Cap Market or AMEX. Thereafter, PPDA shall use its best efforts to have the PPDA Common Stock be so listed on the earliest practicable date after receipt of such written notice of approval. Within the later of 90 days after the Closing or December 30, 2005, PPDA shall certify to the Shareholders as to whether PPDA Common Stock has been listed on the Nasdaq Small Cap Market or AMEX. Failure to provide such certification by the later of the 90th day after Closing or December 30, 2005 shall be deemed a certification that PPDA Common Stock has not been so listed. Should PPDA Common Stock not be so listed within the later of 90 days after the Closing Date or December 30, 2005, each Shareholder (acting alone) shall have 10 business days to decide whether he or it wants PPDA to repurchase all the shares of PPDA Common Stock issued to him or it under this Agreement for $1.00 per share or to continue to hold such shares as quoted on the OTCBB.              Each Shareholder shall provide PPDA written notice of this decision within 10 business days after receipt of certification (or deemed certification)of PPDA’s failure to list. Should a Shareholder choose to have PPDA repurchase the shares of PPDA Common Stock issued to him or it under this Agreement, then PPDA agrees to do so within 30 days after receipt of notice from the applicable Shareholder stating his or its decision to opt for repurchase.

5.11	Material Adverse Change

Since the date of this Agreement and through the Closing, there shall not have occurred any Company Adverse Effect (except as otherwise disclosed on the Schedule of Exceptions) and no material adverse change shall have occurred in any domestic or foreign laws or regulations affecting the Company or in any material third party contractual or other business relationships of the Company.

5.12 Approvals and Consents

All transfers of permits or licenses, all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

5.13	Proceedings and Documents; Secretary’s Certificate

All corporate and other proceedings in connection with the transactions contemplated hereby and by the Related Documents, and all documents and instruments incident to such transactions, shall have been approved by PPDA’s counsel, and PPDA shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to PPDA, as to the authenticity and effectiveness of the actions of the Board of Directors and the Shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the Related Documents, and such other documents as are specified by PPDA’s counsel.

5.14	Compliance With Laws

The consummation of the transactions contemplated by this Agreement and the Related Documents shall be legally permitted by all laws and regulations to which PPDA, the Purchaser or the Company is subject.

5.15	Material Adverse Change

Since the date of this Agreement and through the Closing, there shall not have occurred a Company Adverse Effect and no material adverse change shall have occurred in any domestic or foreign laws or regulations affecting the Company or in any material third party contractual or other business relationships of the Company.

5.16	Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Related Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Related Document.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE SHAREHOLDERS AND THE COMPANY

The obligations of the Shareholders and the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Shareholders.

6.1	Accuracy of Representations and Warranties

The representations and warranties of PPDA and the Purchaser contained herein and in the other Related Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

6.2	Performance of Agreements

PPDA and the Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Related Document to be performed and complied with by them at or prior to the Closing.

6.3	Compliance Certificate

The Company shall have received a certificate of the President of PPDA, dated the Closing Date, in form and substance satisfactory to the Company, certifying that the conditions to the obligations of the Company and the Shareholders have been fulfilled.

6.4	Registration Rights Agreement

PPDA shall have executed and delivered the Registration Rights Agreement.

6.5	Employment/Consultant Agreements

PPDA shall have executed and delivered the Employment/Consultant Agreements.

6.6	Escrow Agreement

PPDA shall have executed and delivered the Escrow Agreement.

6.7	Confidentiality, Noncompetition Agreements

PPDA shall have executed and delivered the Confidentiality, Noncompetition Agreements or agreements with covenants regarding confidentiality and noncompetition .

6.8	Approvals and Consents

All transfers of permits or licenses, all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.9	Proceedings and Documents; Secretary’s Certificate

PPDA shall have delivered a Certificate of the Secretary of PPDA, in form and substance satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of the Purchaser and the Board of Directors of PPDA authorizing the transactions contemplated by this Agreement, and as to PPDA’s and the Purchaser’s charter documents and such other documents as are reasonably specified by the Company’s counsel.

6.10	Compliance With Laws

The consummation of the transactions contemplated by this Agreement and the Related Documents shall be legally permitted by all laws and regulations to which PPDA or the Company is subject.

6.11	Listing of PPDA Common Stock

PPDA shall have received an unqualified written approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Common Stock on the Nasdaq Small Cap Market or AMEX. Thereafter, PPDA shall use its best efforts to have the PPDA Common Stock be so listed on the earliest practicable date after receipt of such written notice of approval. Within the later of 90 days after the Closing or December 30, 2005, PPDA shall certify to the Shareholders as to whether PPDA Common Stock has been listed on the Nasdaq Small Cap Market or AMEX. Failure to provide such certification by the later of the 90th day after Closing or December 30, 2005 shall be deemed a certification that PPDA Common Stock has not been so listed. Should PPDA Common Stock not be so listed within the later of 90 days after the Closing Date or December 30, 2005, each Shareholder (acting alone) shall have 10 business days to decide whether he or it wants PPDA to repurchase all the shares of PPDA Common Stock issued to him or it under this Agreement for $1.00 per share or to continue to hold such shares as quoted on the OTCBB.              Each Shareholder shall provide PPDA written notice of this decision within 10 business days after receipt of certification (or deemed certification)of PPDA’s failure to list. Should a Shareholder choose to have PPDA repurchase the shares of PPDA Common Stock issued to him or it under this Agreement, then PPDA agrees to do so within 30 days after receipt of notice from the applicable Shareholder stating his or its decision to opt for repurchase.

6.12	Material Adverse Change

Since the date of this Agreement and through the Closing, there shall not have occurred a material adverse effect on the business, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), or condition (financial or other) of PPDA and no material adverse change shall have occurred in any domestic or foreign laws or regulations affecting PPDA or in any material third party contractual or other business relationships of PPDA.

6.13	Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Related Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Related Document.

6.14	Elimination of Personal Guarantees.

Gregory Danzig shall be removed as a personal guarantor of all of the Company’s obligations under banking arrangements with Wachovia, the Network 1 Financial merchant account, Authorize.net, eCheck.net, and all corporate credit cards, all as identified on Schedule 6.14 hereto.        PPDA has the option of canceling any such banking arrangement, merchant account or credit card.

ARTICLE VII - TERMINATION, ETC.

7.1	Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

(a)           by mutual written consent duly authorized by the Boards of Directors of the Company and PPDA;

(b)           by either the Company or PPDA, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining PPDA, the Purchaser, the Company or the Shareholders from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

(c)           by the Company, in the event of a material breach by PPDA of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of 60 days after written notice or December 19, 2005 (other than breach of any representation, warranty or agreement which would permit termination under Section 7.1(g)(ii));

(d)           by PPDA, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of 60 days after written notice or December 19, 2005;

(e)           by PPDA, in the event the PPDA Closing Price is less than $0.75 per share through December 19, 2005;

(f)           by PPDA, in the event of the refusal or inability of the Company and/or the Shareholders to complete the transactions contemplated by this Agreement (i) where PPDA and the Purchaser are ready, willing and able to complete the transaction as a result of the receipt by PPDA of $7.5 million of financing for the consummation of the Transaction and written notice of unqualified approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Shares on the Nasdaq Small Cap Market or AMEX or (ii) where the Company accepts, prior to December 19, 2005, a proposal of any other person relating to the acquisition of any capital stock of the Company, its assets or business, in whole or in part, whether through asset or stock purchase or exchange, merger, consolidation or any other business combination;

(g)           by the Company, in the event of one or more of the following: (i) PPDA fails to receive prior to December 19, 2005 at least $7.5 million of financing for the purpose of completing the transactions contemplated by this Agreement: (ii) PPDA fails to receive unqualified written approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Common Stock on the Nasdaq Small Cap Market or AMEX prior to December 30, 2005 ; or (iii) PPDA and/or the Purchaser otherwise refuse or are unable to complete the transactions contemplated by this Agreement where the Company and the Shareholders are ready, willing and able to complete the transaction; or

(h)           by PPDA, in the event that the Company is unable to obtain the written consents from the third parties listed in Schedule 2.3(c) by the date of Closing.

7.2	Effect of Termination

(a)           In the event this Agreement is terminated by the Company or PPDA under Section 7.1(b) or by PPDA under Section 7.1(h), no party hereto shall have any liability whatsoever to any other party hereto, and each party hereto shall be responsible to pay his or its own expenses relating to this Agreement and the transactions contemplated hereby.

(b)           In the event of a termination of this Agreement by the Company under Section 7.1(c) or Section 7.1(g)(ii) or PPDA under Section 7.1(d), the party (the “Non-Terminating Party”) who has not terminated this Agreement under such Sections shall pay the other party (the “Terminating Party”) an amount equal to the actual out-of-pocket expenses, up to a maximum amount of One Hundred and Fifty Thousand Dollars ($150,000), that the Terminating Party has incurred and is reasonably expected to incur after such termination in connection with the transactions contemplated by this Agreement and which amount shall represent the entire amount that the Terminating Party is entitled to receive with respect to such expenses, including, but not limited to, the fees and expenses of the Terminating Party’s counsel, accountants and financial advisors. Notwithstanding the foregoing, should the Company terminate this Agreement under Section 7.1(g)(ii), then PPDA shall pay to the Company an amount equal to One Hundred Thousand Dollars ($100,000) in addition to the actual out-of-pocket expenses, up to a maximum amount of One Hundred and Fifty Thousand Dollars ($150,000); provided, however, if the Company or the Shareholders are the sole cause of PPDA failing to receive unqualified written approval from Nasdaq or AMEX, as applicable, for the listing of PPDA Common Stock on the Nasdaq Small Cap Market or AMEX prior to December 30, 2005, then the Company shall not be entitled to receive any amounts under this Section 7.2(b) upon termination pursuant to Section 7.1(g)(ii).

(c)           In the event of the termination of this Agreement by PPDA under Section 7.1(e), PPDA shall pay the Company an amount equal to Five Hundred Thousand Dollars ($500,000), plus the actual out-of-pocket expenses, up to a maximum amount of One Hundred Thousand Dollars ($100,000), that the Company and the Shareholders have incurred and are reasonably expected to incur after such termination in connection with the transactions contemplated by this Agreement and which amount shall represent the entire amount that the Company and each of the Shareholders are entitled to receive with respect to such expenses, including, but not limited to, the fees and expenses of the Company’s and the Shareholders’ counsel, accountants and financial advisers.

(d)           In the event of a termination of this Agreement by PPDA under Section 7.1(f) or by the Company under Section 7.1(g)(i) or Section 7.1(g)(iii), the Non-Terminating Party shall pay the Terminating Party an amount equal to Five Hundred Thousand Dollars ($500,000), plus the actual out-of-pocket expenses, up to a maximum amount of One Hundred Thousand Dollars ($100,000), that the Terminating Party has incurred and is reasonably expected to incur after such termination in connection with the transactions contemplated by this Agreement and which amount shall represent the entire amount that the Terminating Party is entitled to receive with respect to such expenses, including, but not limited to, the fees and expenses of the Terminating Party’s counsel, accountants and financial advisers.

(e)           Prior to January 1, 2007, neither PPDA nor the Company will, without the prior written permission from the other, either for itself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any officer, employee or independent contractor of the other, or any client or customer of the other to terminate his or her employment or business relationship with the other party; provided that nothing contained in this Section 7.2(e) shall restrict any general advertisement or solicitation by any party hereto which is not directly at any particular officer or employee.

(f)           Neither PPDA, the Company nor any of their respective Affiliates will at any time during or after the expiration or termination of this Agreement directly or indirectly disclose to any third party or use any information identified in writing as confidential (the “Confidential Information”) for any purpose not directly associated with the transactions contemplated by this Agreement without the express prior written consent of the party providing such Confidential Information. Confidential Information shall not include: (i) information that is or becomes publicly available other than as a result of a breach of this Agreement by the receiving party; (ii) information that is disclosed to the receiving party by any third party that the receiving party reasonably believes was entitled to disclose such information to the receiving party; (iii) information that is known to the receiving party prior to the date of that certain Letter of Intent dated March 1, 2005 among PPDA, the Company, the Shareholders and Rachel Danzig, or that the receiving party develops independently without use of the Confidential Information; and (iv) information that the disclosing party discloses to any person or entity without confidentiality restrictions.

(g)           It is understood and agreed by the parties hereto that the remedies for a termination of this Agreement under Sections 7.2(c) and 7.2(d) take precedence over the remedies in Section 7.2(b) even if this Agreement may be terminated pursuant to Section 7.1(c) or Section 7.1(d), except that termination under paragraph 7.1(g)(ii) shall not take precedence over termination under paragraphs 7.1(a), (b) or 7.1(c) or 7.1 (d) of this Agreement.

(h)           All amounts payable to a party under this Section 7.2 shall be paid within thirty (30) days of the termination of this Agreement.

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1	Survival

Regardless of any investigation made by the parties in connection with this Agreement, (a) the representations and warranties of the parties contained in Articles II and III (including, without limitation, the Schedule of Exceptions) shall survive the Closing for a period of thirteen months after the Closing Date; provided, however, that the representations and warranties of the Company and the Shareholders contained in Sections 2.12 (Taxes), 2.13 (Employee Benefit Plans), 2.21 (Absence of Questionable Payments) and 2.23 (Compliance With Environmental Laws) shall survive the Closing until the expiration of the applicable statute of limitations for the matters addressed in each such representation and warranty; and provided further, that the representations and warranties of the Company and the Shareholders contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability; Good Title), 2.4 (Capitalization) and 2.19 (Financial Advisors) and the representations and warranties of PPDA and the Purchaser contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability) and 3.4 (Capitalization) shall survive the Closing for a period of two years after the Closing Date, and (b) each agreement and covenant set forth in this Agreement that by its terms is to be performed after the Closing Date shall survive the Closing and continue until such covenant or agreement has been fully performed. No claim for indemnification in respect of Losses (as defined below) arising in connection with this Agreement (a “Claim”) may be brought by any Person unless written notice of such Claim shall have been given as provided in this Article VIII on or prior to the last day of the applicable survival period as provided in the preceding sentence (in which event each provision of this

Agreement on which such Claim is based shall, with respect to such Claim, survive the applicable survival period until such Claim is finally resolved and all obligations with respect thereto are fully satisfied).

8.2	Indemnification

(a)           The Shareholders agree to jointly and severally indemnify PPDA and the Purchaser, their successors and assigns, and the officers, directors, Affiliates, employees, controlling Persons and agents of the foregoing (“PPDA’s Indemnified Persons”), and to hold each of them harmless against and in respect of any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, without limitation, any reasonable legal or accounting fees or expenses and any consequential damages) (“Losses”) incurred by any of them by reason of (i) a breach of any of the representations or warranties made by the Company, the Shareholders or a Shareholder in Article II (as such representations and warranties would read if all materiality qualifiers contained therein (including in the definition of “Company Adverse Effect”) were deleted therefrom) (such representations and warranties being deemed for purposes of this Article VIII to be made as of the Closing Date) or (ii) the nonperformance (whether partial or total) of any agreements or covenants made by the Company or any Shareholder in this Agreement. It is acknowledged and agreed by the Company and the Shareholders that any liability for taxes incurred by the Shareholders in the event that the merger contemplated by this Agreement is not deemed a tax free reorganization shall be the obligation of the Shareholders. The Shareholders, the Purchaser and PPDA acknowledge and agree that, subject only to the right of the PPDA’s Indemnified Persons to seek specific performance or injunctive relief, the foregoing indemnification provisions in this Section 8.2(a) shall be the sole and exclusive remedy with respect to clauses (i) and (ii) of this Section 8.2(a). The indemnification obligations of the Shareholders under this Section 8.2(a) may be satisfied by the delivery by the Shareholders to PPDA of cash and/or the PPDA Common Stock valued, for purposes of this Section 8.2(a), at the PPDA Closing Price.

(b)           PPDA agrees to indemnify and hold harmless the Shareholders against and in respect of any and all Losses, incurred by them by reason of (i) a breach of any of the representations or warranties made by PPDA or the Purchaser in Article III (as such representations and warranties would read if all materiality qualifiers contained therein were deleted therefrom) (such representations and warranties being deemed for purposes of this Article VIII to be made as of the Closing Date) or (ii) the nonperformance (whether partial or total) of any agreements or covenant made by PPDA or the Purchaser in this Agreement. It is acknowledged and agreed by the Company and the Shareholders that any liability for taxes incurred by the Shareholders in the event that the merger contemplated by this Agreement is not deemed a tax free reorganization shall not be the obligation of PPDA but shall remain with the Shareholders. The Shareholders, the Purchaser and PPDA acknowledge and agree that, subject only to the right of Shareholders to seek specific performance or injunctive relief, the foregoing indemnification provisions in this Section 8.2(b) shall be the sole and exclusive remedy with respect to clauses (i) and (ii) of this Section 8.2(b).

(c)           With respect to Claims made by third parties, if any Person entitled to indemnification pursuant to this Section 8.2 (an “Indemnitee”) is threatened in writing with any Claim, or any Claim is presented in writing to, or any action or proceeding is formally commenced against, any Indemnitee that may give rise to the right of indemnification hereunder, such Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

(d)           The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of a Claim from an Indemnitee, may elect to assume the defense of such Claim at the indemnifying party’s expense; provided, however, that (i) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (ii) the indemnifying parties shall mutually elect to contest such Claim and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such Claim; and (iii) if the Indemnitee requests in writing that such Claim not be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties shall have the right to settle, compromise or discharge a third party claim (other than any such third party claim in which criminal conduct is alleged) without the Indemnitee’s consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of all Indemnitees and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the indemnifying party, and in all other cases may not so settle without the prior written consent of the Indemnitee. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any Claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such Claim, any indemnifying party may elect to do so at such party’s sole expense.

(e)           No Claim under this Section 8.2 shall be made unless the aggregate amount of any such Claim or Claims exceeds US$25,000 (the “Basket Amount”); provided, however, that the foregoing Basket Amount shall not apply to any Claim resulting from any breach or inaccuracy of the representations, warranties or agreements of the Shareholders or a Shareholder contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability; Good Title), 2.4 (Capitalization), 2.5 (Financial Statements), 2.6 (Undisclosed Liabilities), 2.12 (Taxes), 2.18 (Financial Advisors), any Claims resulting from a breach or inaccuracy of the representations, warranties or agreements of PPDA contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability, 3.4 (Capitalization), 3.6 (Reports and Financial Statements), 3.7 (Controls and Procedures), 3.8 (Absence of Undisclosed Liabilities) and 9.1 (Expenses). In the event of a Claim, the full amount thereof (including the Basket Amount) shall be recoverable by the Indemnitee hereunder.

(f)           No Shareholder shall be entitled to make any Claim against the Company or any of its Affiliates by reason of the fact that he or she was a controlling person, director, officer, employee, agent or other representative of the Company (whether such Claim is for Losses of any kind or otherwise and whether such Claim is pursuant to any statute, charter, bylaw, contractual obligation or otherwise) with respect to any action brought by any Indemnitee against such Shareholder in accordance with this Section 8.2 (whether such action is pursuant to this Agreement, applicable law or otherwise) or otherwise based on any facts or circumstances that have resulted in any Losses to any Indemnitee covered by this Section 8.2, whether or not a Claim for indemnification in respect thereof has been made against such Shareholder. Except as specifically provided herein, this Section 8.2(f) shall not reduce or eliminate any indemnification to which a Shareholder would otherwise be entitled by Law in respect of actions taken by such Shareholder in his or her capacity as an officer or director of the Company that do not result in any Losses to any Indemnitee covered by this Section 8.2(f).

ARTICLE IX - GENERAL PROVISIONS

9.1	Expenses

Except as otherwise set forth herein, all costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses. Such fees and expenses shall be paid as incurred and shall be payable whether or not the merger contemplated by this Agreement is consummated.

9.2	Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery, certified or registered mail, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be the date of personal delivery, four days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed, or the day following the date deposited with a reputable overnight courier service for overnight delivery, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

TO PPDA OR THE PURCHASER:

PIPELINE DATA INC.

12 West Main Street

Brasher Falls, New York 13613

Facsimile: 315-389-5333

with a copy, which shall not constitute notice, to:

Sheila Corvino, Esq. 811 Dorset West Road Dorset, Vermont 05251 Facsimile: 802-867-2468

TO CHARGE.COM, INC.:

CHARGE.COM, INC.

3201 West Commercial Blvd, Suite 206

Ft Lauderdale, FL 33309

Facsimile: 954-337-2258

with a copy to:

Leslie J. Croland, P.A. Edwards & Angell, LLP 350 E. Las Olas Boulevard, Suite 1150 Ft. Lauderdale, FL 33301-4215 Facsimile: 954-727-2600

TO THE SHAREHOLDERS:

Greg Danzig David Danzig c/o Charge.com, Inc. 3201 West Commercial Boulevard Suite 206 Ft. Lauderdale, FL 33309 Facsimile:

with a copy to: Leslie J. Croland, P.A. Edwards & Angell, LLP 350 E. Las Olas Boulevard Suite 1150 Ft. Lauderdale, FL 33301-4215 Facsimile: 954-727-2600

9.3	Severability

If any term or other provision of this Agreement is determined by a court or by arbitration to be invalid, illegal or incapable of being enforced under any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4	Entire Agreement

All prior or contemporaneous agreements, contracts, promises, representations and statements among the parties to this Agreement as to the subject matter hereof (other than the Exhibits and Schedules to this Agreement and the other agreements specifically mentioned in this Agreement, and the certificates and other documents delivered pursuant to this Agreement or in connection herewith (together with this Agreement, the “Transaction Documents”)) are merged into this Agreement. The Transaction Documents set forth the entire understanding and agreement among the parties with respect to the subject matter hereof and thereof, and there are no terms, conditions, representations, warranties or covenants other than those contained in the Transaction Documents or supplied by law

9.5	Assignment

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Purchaser, the Company and the Shareholders holding a majority of Shares immediately prior to the Closing; provided, however, that after the Closing the Purchaser may, without such consent, assign this Agreement to PPDA and PPDA may, without such consent, assign its rights under this Agreement to a subsidiary or a controlled corporation.

9.6	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7	Specific Performance

Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that, prior to the Closing, any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled, prior to the Closing, to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.

9.8	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to principles of conflicts of laws.

9.9	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11	Waiver of Jury Trial

To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action arising out of or based upon this Agreement or any Related Document or agreement contemplated hereby or the subject matter hereof or thereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each party acknowledges that it has been informed by the other parties that this Section 9.11 constitutes a material inducement upon which such other parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any party hereto may file an original counterpart or a copy of this Section 9.11 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

9.12	Consent to Jurisdiction

Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the nonexclusive jurisdiction and venue of the state and federal courts located in Norfolk County, Massachusetts or Broward County, Florida for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts or to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State in which such proceeding was commenced, and agrees that service of process may be by registered or certified mail, return receipt requested.

9.13	Amendment

This Agreement may not be amended except by an instrument in writing signed by PPDA, the Company and the Shareholders holding a majority of the Shares immediately prior to the Closing.

9.14	Attorneys’ Fees

In the event of any action to enforce this Agreement, for interpretation or construction of this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all reasonable attorneys’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof); provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such attorneys’ fees shall be apportioned in accordance with the monetary values of the items decided against each party.

9.15        Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties (or upon copies of such signature pages contained in portable data format (pdf) files being sent to the other parties via e-mail).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

PIPELINE DATA INC.		CHARGE.COM, INC.
By:	/s/ MacAllister Smith	By:	/s/ Gregory Danzig
Name:	MacAllister Smith	Name:	Gregory Danzig
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SHAREHOLDERS
/s/Gregory Danzig
Gregory Danzig

/s/David Danzig
David Danzig

EXHIBIT A

Name of Shareholder	Shares of Charge.com, Inc. Owned	Merger Consideration PPDA Cash Common Stock
Gregory Danzig	250 shares
David Danzig	250 shares

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